Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-273173) of our reports dated March 3, 2025, with respect to the consolidated financial statements of enCore Energy Corporation and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP

Houston, Texas
March 3, 2025